Exhibit 99.1

Press Release

TIDEWATER INC. • Pan-American Life Center • 601 Poydras Street, Suite 1500 • New Orleans, LA 70130 • Telephone (504) 568-1010 • Fax (888) 909-0946

TIDEWATER ANNOUNCES EXECUTIVE LEADERSHIP CHANGES

NEW ORLEANS, October 16, 2017– Tidewater Inc. (NYSE: TDW) (“Tidewater” or the “Company”) announced today that Jeffrey M. Platt has elected to retire effective October 15, 2017 from his roles as CEO, President, and a director of Tidewater. The Board of Directors has appointed Larry T. Rigdon as its interim Chief Executive Officer (“CEO”) and President, effective immediately.

“Having successfully completed the financial restructuring of Tidewater at the end of July, which positioned the Company to weather current industry conditions and achieve success in the future, the Board and I have agreed that the time is appropriate to transition the leadership of the Company,” said Mr. Platt. “It has been an honor and a privilege to lead the hardworking employees of this Company and to have been a part of Tidewater over the last 21 years. I wish the organization nothing but great success.”

“On behalf of the Board and the entire Company, I want to thank Jeff for his service and contributions to the Company, especially during the recent reorganization. I wish him the very best in his retirement and any future endeavors,” said Thomas R. Bates, Jr., Chairman of Tidewater’s Board.

The Board has formed a search committee to identify a permanent successor CEO and President.

Mr. Bates concluded: “The Board and management are excited about Tidewater’s future, but there are still challenges that confront Tidewater and all offshore supply vessel companies that must be addressed while we wait for the overall recovery in the offshore energy industry. Balancing revenues with operating costs to reach cash flow breakeven is one of the most important of these challenges. I am pleased that Larry will be able to bring his vast operating history to Tidewater to lead us in the continuing evolution of the Company.”

Mr. Rigdon, who was appointed to serve on the Board following the financial restructuring, is a seasoned executive in the industry. Mr. Rigdon has prior experience as an executive at Tidewater, retiring as Executive Vice President in 2002 after joining the Company in 1992 with the merger with Zapata Gulf Marine Corporation. Following his retirement from Tidewater in 2002, Mr. Rigdon successfully founded and grew Rigdon Marine Corporation to twenty-eight state of the art offshore service vessels and sold the company in June 2008. Mr. Rigdon currently serves as a director of Professional Rental Tools, LLC.

In light of Mr. Rigdon’s interim dual role as CEO and President, Mr. Rigdon has stepped down from the audit committee and the Board has appointed Steven Newman as his replacement.

Forward-Looking Statements

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that certain statements set forth in this press release provide other than historical information and are forward looking. The actual achievement of any forecasted results, or the unfolding of future economic or business developments in a way anticipated or projected by the Company, involve numerous risks and uncertainties that may cause the Company’s actual performance to be materially different from that stated or implied in the forward-looking statement. Among those risks and uncertainties, many of which are beyond the control of the Company, including, without limitation, the effects on the market price of the Company’s common stock and on the Company’s ability to access the capital markets; volatility in worldwide energy demand and oil and gas prices, and continuing depressed levels of oil and gas prices, without a clear indication of if, or when, prices will recover to a level to support renewed offshore exploration activities; consolidation of our customer base; fleet additions by competitors and industry overcapacity; our views with respect to the need for and timing of the replenishment of our asset base, including through acquisitions or vessel construction; changes in capital spending by customers in the energy industry for offshore exploration, field development and production; loss of a major customer; changing customer demands for vessel specifications, which may make some of our older vessels technologically obsolete for certain customer projects or in certain markets; delays and other problems associated with vessel construction and maintenance; uncertainty of global financial market conditions and difficulty in accessing credit or capital; potential difficulty in meeting financial covenants in material debt or other obligations of the Company or in obtaining covenant relief from lenders or other contract parties; acts of terrorism and piracy; integration of acquired businesses and entry into new lines of business; disagreements with our joint venture partners; significant weather conditions; unsettled political conditions, war, civil unrest and governmental actions, such as expropriation or enforcement of customs or other laws that are not well developed or consistently enforced, or requirements that services provided locally be paid in local currency, in each case especially in higher political risk countries where we operate; foreign currency fluctuations; labor changes proposed by international conventions; increased regulatory burdens and oversight; changes in laws governing the taxation of foreign source income; retention of skilled workers; enforcement of laws related to the environment, labor and foreign corrupt practices; and the resolution of pending legal proceedings. Readers should consider all of these risk factors as well as other information contained in this press release.

Tidewater is the leading provider of Offshore Service Vessels (OSVs) to the global energy industry.

INVESTOR CONTACT: Tidewater Inc.

Quinn P. Fanning, Executive Vice President and Chief Financial Officer

713-470-5300

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.